                GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
    Redeemable Preferred Securities of Subsidiary Trusts - Consolidated Basis
 for the six months ended June 30, 1998 and the year ended December 31, 1997
                              (Dollars in millions)
                                                                          Six months
                                                                             ended                 Year ended
                                                                            June 30,              December 31,
                                                                              1998                     1997
                                                                              ----                     ----
Pretax income from operations:
    Net income (loss)                                                       $(339.4)                   $301.4
    Add income tax expense                                                   (107.5)                    184.7
    Add extraordinary charge on extinguishment of debt                          2.5                       -
                                                                            -------                    ------

              Pretax income (loss) from operations                           (444.4)                    486.1
                                                                            -------                    ------

Add fixed charges:
    Interest expense on long-term debt, including amortization                103.7                     160.9
    Portion of rental(1)                                                        2.6                       4.4
                                                                            -------                    ------

              Fixed charges                                                   106.3                     165.3
                                                                            -------                    ------
              Adjusted earnings (loss)                                      $(338.1)                   $651.4
                                                                            =======                    ======

              Ratio of earnings (loss) to fixed charges                      (3.18)X                    3.94X
                                                                              ======                   ======


    (1)   Interest portion of rental is assumed to be 33 percent.